EXHIBIT 10.7


                         EXECUTIVE EMPLOYMENT AGREEMENT

         This Agreement is made as of the 8th day of December, 1998, between THE HAVANA GROUP, INC., an Delaware Corporation with its principal offices at 4450 Belden Village Street, N.W., Suite 406, Canton, Ohio 44718 (the "Company") and Gary J. Corbett residing at 106 Scateswood Drive, Martin, Tennessee 38237 (the "Executive").

                                    AGREEMENT

         In consideration of the mutual agreements set forth herein, the parties, intending to be legally bound, agree as follows:

     1. Employment.

     (A) Position. Executive hereby accepts employment by the company as President. Executive warrants that he has not signed any other agreement which would restrict in any way his ability to accept this position.

     (B) Performance. Executive agrees to devote his full time, energies and attention to the performance of his duties and functions hereunder, to exercise his best efforts, judgment, skills, and talents exclusively in the business and affairs of the Company and, in the performance thereof, to comply with the policies of and be subject to the direction of the Board of Directors of the Company.

     (C) Responsibilities. Executive shall be responsible for the duties assigned to him by the Board of Directors and shall be subject to and report to the Board of Directors. Executive is engaged to act as the President and shall perform all of the usual duties inherent in such position as well as such other duties as may from time to time be delegated to him by the Board of Directors.

     2. Compensation.

     (A) Base Salary. The Company agrees to pay Executive and Executive agrees to accept as compensation for all of his services, a base salary payable in accordance with the Company's standard payroll policy at the annual rate of $80,000. The Board of Directors or the Compensation Committee of the Board of Directors shall review the Executive's performance on an annual basis.

     (B) Bonuses. In addition to a base salary, the Executive shall be eligible to receive bonuses as determined by the Board of Directors of the Company based upon the performance of the Executive and the overall profitability of the Company.

     (C) Signing Bonus. The parties acknowledge that the Executive currently has a position that would entitle him to a performance bonus for the year 1998. If the Executive should not receive that performance bonus solely because of his accepting the position with the Company, the Company will pay a signing bonus to the Executive of $22,000 upon verification by the Executive that he did not receive the performance bonus from his current employer.

     3. Expenses. The company shall pay or reimburse Executive during his employment hereunder for all reasonable travel and othe expenses incurred by Executive in the performance of his duties and obligations hereunder upon submission of appropriate supporting documentation. In addition, the Company will reimburse the Executive for reasonable relocation expenses to Ohio. Where possible, the Executive agrees to obtain competitive bids for moving and relocation expenses.

     4. Benefit Plans. Executive shall be entitled to participate in all of the Company sponsored employee benefit plans for which he may be eligible.

     5. Vacation. Executive shall be entitled to three weeks of vacation during each twelve-month period of his employment hereunder.

     6. Stock Options. The Company hereby grants the Executive the option to purchase 80,000 shares of the Company's Common Stock (the Option). The common stock and options are currently not registered and any shares purchased will be restricted. The options will be exercisable as follows:

     (A) An option to purchase 20,000 shares of Common Stock thirty days after the Executive begins his employment and will vest on that date. The option price will be the market value of the shares at the time of vesting.

     (B) An option to purchase an additional 20,000 shares will vest on the first anniversary date of this Agreement.

     (C) An option to purchase an additional 20,000 shares will vest on the second anniversary date of this Agreement.

     (D) The final option to purchase 20,000 shares will vest on the third anniversary date of this Agreement.

     All options will expire and will be nonexercisable ten years from the date hereof.

     The exercise price of the option shall be $3.50 per share of Common Stock, subject to adjustment as set forth below. The exercise price for vested options may be decreased if (i) the Company meets certain perfo9rmance goals, and (ii) Executive timely elects to "lock-in" a lower exercise price with respect to his vested options.

     The exercise price for vested options may be reduced by $1.00 per share for each $500,000 of pretax net income of the Company for the prior fiscal year. The Company shall report to Executive, promptly upon audited financial statements for the prior fiscal year becoming available, the pretax net income of the Company for that year. Executive shall have thirty (30) days in which to decide, with respect to his vested options for which an alternative exercise price has not previously been locked-in, whether to adjust the exercise price of such vested options based upon the pretax income of the Company from the prior year. For example, if the Company has $1,100,000 of pretax net income for the year ended December 31, 1999, the Company shall report such net income to Executive in 2000. Executive will have to decide, within thirty (30) days of receipt of the financial information whether to modify or "lock-in" an amended exercise price for the vested options (with the original grant date of January 1, 1999 options to purchase 20,000 shares of Common Stock would be vested at that time). The exercise price for such vested options could be lowered to $1.00 per share and locked-in with respect to the underlying shares (two $500,000 increments of pretax net profit (no additional adjustment for the $100,000 partial increment).

     If Executive locks-in the new exercise price, that price will be the exercise price for those shares for the entire term of the option. However, Executive may determine not to so lock-in the exercise price. In that event, Executive may in the subsequent year(s), elect to lock-in a new exercise for all vested options with respect to which alternate exercise price has not previously been locked-in. In no event shall Executive be allowed to lock-in a new exercise price based on the Company's pretax net income for the year ending December 31, 2002.


     7. Confidential Information. Executive acknowledges that the information, observations and data regarding the Company and its subsidiaries obtained by him during the course of his employment, either before or after the effective date of the Agreement, are the property of the Company. Therefore, Executive agrees that he will not disclose to any unauthorized person or use for his own account or for the benefit of any third party (other than the Company and its subsidiaries) any of such information, observations or data without the prior express written approval of the Board of Directors of the Company. Executive agrees to deliver to the Company, at the termination of his employment, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the Company and its subsidiaries, which he may then possess or have under his control.

     8. Non Competition. Except as an employee of the Company, the Executive shall not, during the term of this Agreement and for a period of two years after termination of his employment, engage either directly or indirectly in any business involved in consumer or retail catalog promotion or sales of a) children's products including but not limited to clothing, toys, hard goods and the like, b) tobacco or smoking related products or c) any other business sector in which the Company or any of its affiliated Companies has or has plans to issue a consumer or retail catalog while the Executive was employed by the Company. This restriction will further prohibit the Executive from becoming a consultant, owner, investor, director, agent, or in any way perform services or lend support to any business engaged in the restricted businesses. This provision shall not apply if the Company terminates Executive pursuant to
Section 9(b)(iii) below except when Executive is terminated for misuse of Company funds or violation of Section 7 or 8 of this Agreement.

     Because of the national and international nature of the catalog business of the Company, the parties agree that this restriction shall cover all of North America and the Executive acknowledges that this restriction as to territory and duration is reasonable.

     The Executive acknowledges that based upon his training and experience, he has the capabilities of finding other employment which would not require him to violate the terms of this Agreement. The Executive acknowledges that this is a very important term and that absent the inclusion of this provision, he would not be employed by the Company. The Executive further acknowledges that he will not assert any defense to the enforcement of this provision, that the enforcement creates a hardship, precludes him from employment or raise other equitable defenses related to the possibility of nonviolating gainful employment.

     9. Term and Termination.

     a) Term. The term of this Agreement shall begin on February 1, 1999 and shall terminate on December 31, 2002 unless extended by agreement of the parties or terminated at an earlier date as provided hereinafter. ----

     b) Termination.

     (i) Employment may be terminated by the Executive upon 120 days prior written notice.

     (ii) This Agreement may be terminated by mutual agreement of the parties at any time.

     (iii) This Agreement may be immediately terminated by the Company for cause which shall include but not limited to any misuse of corporate funds, material breach of duties and responsibilities, a breach of this Agreement, personal conduct that may result in potential liability to the Company or other significant event.

     (iv) This Agreement may be terminated by the Company without cause with 120 days prior notice or alternatively upon immediate notice, with the Company to pay four months severance to Executive.

     c) In the event of termination by either party, Executive agrees that the termination will be deemed an automatic resignation as an officer and director of the Company or any of its affiliates.

     10. Miscellaneous.

     a) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

     b) No Waivers. The failure of either party to insist upon the strict performance of any of the terms, conditions, and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions, and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

     c) Modification. This Agreement may not be changed, amended, or modified except by a writing signed by both parties.

     d) Notices. Any notice, request, demand, waiver, consent, approval, or other communication which is required to be or may be given under this Agreement shall be in writing and shall be deemed given only if delivered to the party personally or sent to the party by registered or certified mail, return receipt requested, postage prepaid, to the parties at the addresses set forth herein or to such other address as either party may designate from time to time by notice to the other party sent in like manner.

     e) Governing Law. This Agreement constitutes the entire agreement between the parties and shall be governed by and construed in accordance with the laws of the State of Ohio applicable to agreements made and to be performed solely within such state. Any disputes between the parties will be exclusively in the Court of Common Pleas, Stark County, Ohio or the United States District Court for the Northern District of Ohio and the parties consent to the exclusive jurisdiction of those Courts.

     f) Headings. The section headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the construction or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused the Agreement to be executed as of the day and year first above written.




                                                       THE HAVANA GROUP, INC.



                                                       By:
                                                       Title:

                                                       EXECUTIVE


                                                       By:
                                                                Gary J. Corbett